Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated January 20, 2023, relating to the financial statements of Trio Petroleum Corp. for the years ended October 31, 2022 and for the period from July 19, 2021 (inception) through October 31, 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

November 3, 2023